                                                                   EXHIBIT 10.24

                              EMPLOYMENT AGREEMENT


         This Agreement, entered into this 6th day of February, 1998, by and between THERAPEUTIC ANTIBODIES INC., a Delaware corporation with administrative offices in Nashville, Tennessee (the "Company") and ANDREW HEATH (the "Employee").

                                   WITNESSETH:

1. Employment. Company employs Employee and Employee hereby accepts employment under the terms and conditions hereinafter set forth.

2. Duties. Employee is engaged as Vice Chairman and Chief Executive Officer of the Company. Employee shall perform faithfully and diligently the duties customarily performed by persons in the position for which Employee is engaged, together with such other duties assigned to him by the Board of Directors of the Company (the "Board"). Employee shall work at the Company's office in Nashville, Tennessee, and for reasonable temporary periods as agreed by the parties, at other locations. During the term of this Agreement, Employee shall serve without additional compensation in such other offices of the Company to which he may be elected or appointed by the Board.

3.       Payments.

         a. Base Salary. Employee shall receive an annual base salary (the "Annual Base Salary") at the rate of two hundred fifteen thousand dollars (U.S. $215,000.00) (before all customary payroll deductions), which shall be paid in arrears in equal bi-weekly installments in accordance with the Company's normal payroll practices. The Annual Base Salary shall be subject to review by the Board from time to time and may be increased by the Board during the term hereof.

         b. Annual Bonus. In addition to the Annual Base Salary, Employee shall be entitled to receive an annual bonus (the "Annual Bonus"), the amount of which shall be determined by the Compensation Committee of the Board at its sole discretion. If certain milestones as set forth in Exhibit A attached hereto are achieved by the Company in the first year of the term hereof, Employee may receive a cash bonus of up to fifty thousand dollars (U.S. $50,000.00) after his first year of employment. Thereafter, Employee may receive a bonus in the form of stock options, stock, or cash, the amount and timing of which shall be determined in the sole discretion of the Board. The Company reserves the right to change all such plans, practices, policies and programs on a prospective basis, at any time, effective upon delivery of written notice to Employee. Employee shall not earn and accumulate unused vacation and sick leave, or other benefits in excess of an unused amount equal to the amount earned for one year. Employee shall not be entitled to receive payments in lieu of said benefits, other than for unused vacation leave earned and accumulated at the time the employment relationship terminates.

         c. Stock Options. The Company shall grant Employee options to purchase shares of the common stock of the Company on the terms set forth in the option agreement attached as Exhibit B.

         d. Benefit Plans. During the term hereof, Employee shall be entitled to participate in all incentive, savings, retirement, welfare, fringe benefit plans, practices, policies and programs of the Company and agrees with their terms. Employee shall be entitled to twenty-one (21) vacation days per year plus public holidays recognized by the Company.

         e. Employment Expenses. During the term hereof, Employee shall be entitled to receive prompt reimbursement for all reasonable and documented employment expenses incurred by the Employee in accordance with the expense reimbursement policy of the Company.

         f. Relocation Expenses. Employee shall be entitled to be reimbursed for all reasonable and documented closing expenses for the sale of real property in California, personal moving expenses, and incidental expenses related to his personal relocation from California to Tennessee (the "Relocation Expenses"); provided that the total reimbursement by the Company of the Relocation Expenses shall not exceed one hundred thousand dollars (U.S. $100,000.00).

4. Extent of Service. Employee shall devote substantially his full business time, attention and energies to the business of the Company and the performance of his duties and shall not, during the term of this Agreement, provide consulting services or scientific services to any other business or enterprise without the prior written consent of the Company.

5.       Term and Termination.

         a. Commencement of Employment. Employee's employment under this Agreement shall begin on March 2, 1998 (the "Commencement Date").

         b. Termination by Employee. Employee may terminate this Agreement at any time upon thirty (30) days prior written notice. If Employee terminates this Agreement at any time prior to eighteen (18) months after the Commencement Date, he shall reimburse the Company on the last day worked for a portion of the Relocation Expenses. The portion of the Relocation Expenses for which Employee must reimburse the Company shall be the proportionate amount of Relocation Expenses corresponding to the amount of time that has not elapsed out of said eighteen-month (18-month) period prior to termination by Employee. Reimbursement of Relocation Expenses shall be payable in full upon the last day of employment, and the Company reserves the right to offset or withhold such amounts from monies due Employee. In the event of termination by Employee, Employee shall not receive any severance allowance. After providing notice of termination, Employee shall continue to perform his duties diligently and faithfully as requested by the Board until the termination date.

         c. Termination by Company Without Cause. The Company may terminate this Agreement without "cause" (as defined herein) at any time by giving thirty (30) days prior written notice to Employee. Upon termination by the Company without "cause," Employee shall be entitled to compensation (the "Severance Compensation") equal to the Annual Base Salary; provided that on or after the third anniversary of the Commencement Date, Severance Compensation may be calculated as an amount different from Annual Base Salary if the Board authorizes a new policy in regard to severance payments for the Employee.

         d. Termination by Company With Cause. The Company may terminate this Agreement at any time upon the occurrence of "cause" hereunder and in such event all compensation and benefit obligations of the Company hereunder shall terminate upon the date of termination. For the purposes of this Agreement, the Company shall have "cause" in the event any of the following occurs:

                  (i) Employee breaches a material term or condition of this Agreement;

                  (ii) Employee is convicted of any crime involving fraud, dishonesty, or moral turpitude;

                  (iii) Employee engages in theft or dishonesty in the conduct of the Company business;

                  (iv) Employee fails to adhere to any written policy of the Company.

         e. Termination by Death. This Agreement and the Company's obligation to continue to pay salary to Employee shall terminate upon (i) the death of Employee or (ii) an illness, injury or disability due to which Employee is unable to perform substantially all of his duties (a "Disability"); provided, however, that in the event of the death or Disability of Employee, any and all benefits vested in Employee shall remain in place in accordance with the terms and conditions of the applicable benefit plans.

6.       Restrictive Covenants.

         a. Confidential Information. Employee agrees to comply with the terms and conditions of the Confidentiality Agreement attached hereto as Exhibit C and incorporated herein by reference as if fully set forth herein.

         b. Non-Compete. For a period determined as set forth below, Employee agrees not to enter into or engage in the research, development, and production of polyclonal antibodies and polyclonal antibody-based products (the principal business conducted by the Company) either as an individual for his own account, as a partner for a joint venture, or as employee agent, officer, director, or substantial shareholder in a corporation or otherwise in the United States or the United Kingdom. The term of this non-compete provision shall commence on the date hereof. If the Employee voluntarily terminates his employment, the term of the non-compete shall expire twenty-four (24) months from the date of such termination. If the Employee is terminated for "cause" as defined in Section 5, the term of the non-compete provision shall expire eighteen
                  (18) months from the date of such termination. If the Employee is terminated without "cause," the term of the non-compete provision shall expire on the date of such termination.

         c. Non-Solicitation. Upon termination of his employment for any reason, whether voluntary or involuntary, Employee agrees not to directly or indirectly (i) offer employment to or procure employment for any person who at any time during the twelve
                  (12) months immediately preceding such termination has been employed by the Company or (ii) solicit business from any entity, organization or person which has contracted with the Company, which has been doing business with the Company, from which the Company was soliciting business at the time of Employee's termination, or from which the Employee knew or had reason to know that the Company was going to solicit business at the time of Employee's termination for a twelve-month period from the date of termination of Employee's employment with the Company.

         d. Enforcement. Employee acknowledges that in the event of breach of its covenants under this Section 6, the Company shall be entitled, if it so elects, to institute and prosecute proceedings, either in law or in equity, to enjoin Employee from violating any of the terms of this Section 6, to enforce the specific performance by Employee of any of the terms of this Section 6, and to obtain damages for any of them, but nothing herein contained shall be construed to prevent such remedy or combination of remedies as the Company may elect to evoke. The failure of the Company to promptly institute legal action upon any breach of this Section 6 shall not constitute a waiver of that or any other breach hereof.

         e. Survival. Notwithstanding any provision to the contrary otherwise contained in this Agreement, the agreements and covenants contained in this Section 6 shall not terminate upon Employee's termination of his employment with the Company or upon the termination of this Agreement under any other provision of this Agreement.

7. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by registered or certified mail to his residence on file with the Company in the case of Employee, or to its principal office in the case of the Company.

8. Waiver of Breach. Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

9. Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Employee acknowledges that services to be rendered by him are unique and personal, and Employee may not assign any of his rights or allocate any of his duties or obligations under this Agreement.

10. Entire Agreement. This instrument and the exhibits attached hereto comprise the entire agreement of the parties, and supersede all prior agreements. This Agreement may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

11. Choice of Law and Forum. This Agreement shall be governed by the laws of the state of Tennessee. Any dispute arising out of this Agreement shall be resolved, at the Company's sole option, by federal or state courts sitting in Nashville, Tennessee, and Employee waives any objection to such venue.

12. Severable Provisions. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be judicially unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

13. Employee's Representation. Employee represents and warrants that Employee (i) is free to enter into this Agreement and to perform each of the terms and covenants contained herein, (ii) is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and (iii) will not be in violation or breach of any other Agreement by reason of Employee's execution and performance of this Agreement.

14. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

                                                    EMPLOYEE

                                                    /s/ Andrew Heath
                                                    ---------------------------
                                                    Andrew Heath



                                                    THERAPEUTIC ANTIBODIES INC.


                                                    By: /s/ Martin S. Brown
                                                       ------------------------

                                                    Title:  Chairman
                                                          ---------------------